Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT
BY AND BETWEEN OVERSEAS SHIPHOLDING GROUP, INC.
AND INTERNATIONAL SEAWAYS, INC.
DATED AS OF NOVEMBER 30, 2016

-i-

Table of Contents

(continued)

-ii-

Table of Contents

(continued)

-iii-

SCHEDULES

Schedule 1.1 – INSW Contracts

Schedule 1.2 – INSW Intellectual Property

Schedule 1.3 – INSW IT Hardware

Schedule 1.4 – INSW Real Property

Schedule 1.5 – OSG Name and OSG Marks

Schedule 2.2(a)(ix) – Additional INSW Assets

Schedule 2.2(a)(B) – Excluded Assets (INSW Group)

Schedule 2.2(b) – Excluded Assets (OSG Group)

Schedule 2.3(a)(x) – Excluded Liabilities (INSW Group – Disclosure Documents)

Schedule 2.3(a)( xi) – Additional INSW Liabilities

Schedule 2.3(a)(B) – Excluded Liabilities (INSW Group)

Schedule 2.3(b)(iii) – Excluded Liabilities (OSG Group)

Schedule 2.5(a) – Exceptions to INSW Novation

Schedule 2.6(c) –Guarantee Fees

Schedule 2.7(b)(ii) – Termination Matters

Schedule 4.1(b) – Cost Allocation

Schedule 6.11(a) – Exceptions to Name Change Obligations

Schedule 6.11(b) – Licenses to INSW

EXHIBITS

Exhibit A	Amended and Restated Article of Incorporation of International Seaways, Inc.

Exhibit B	Amended and Restated By-laws of International Seaways, Inc.

2

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of November 30, 2016 (this “Agreement”), is by and between Overseas Shipholding Group, Inc., a Delaware corporation (“OSG”), and International Seaways, Inc. (f/k/a OSG International, Inc.), a Republic of the Marshall Islands corporation (“INSW”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

RECITALS

WHEREAS, the board of directors of OSG (the “OSG Board”) has discussed and reviewed with management and its financial, legal and other advisors, the proposal to separate the OSG Business from the INSW Business (the “Separation”);

WHEREAS, the OSG Board has previously considered alternatives to the transactions described herein and has decided that such transactions (including the creation of a new publicly traded company that will operate the INSW Business) are in the best interest of OSG and its stockholders;

WHEREAS, in furtherance of the Separation, to the extent not already completed, (a) certain assets (including the equity interests in certain subsidiaries directly held by INSW and certain liabilities of INSW will be transferred to International Seaways Operating Corporation, a Republic of the Marshall Islands corporation and a wholly owned Subsidiary of INSW (“Opco”) (such transfer, the “Contribution”) and (b) (i) assets and liabilities of the OSG Business, held directly or indirectly by INSW, will be transferred to OSG and its Subsidiaries and additional transfers and documentation may be necessary to assure that all the assets and liabilities of the OSG Business are held directly or indirectly by OSG and (ii) assets and liabilities of the INSW Business, held directly or indirectly by OSG, will be transferred to INSW by OSG and its Subsidiaries and additional transfers and documentation may be necessary to assure that all the assets and liabilities of the INSW Business are held directly or indirectly by INSW;

WHEREAS, in furtherance of the foregoing, the OSG Board has determined that it is appropriate and desirable to separate the INSW Business from the OSG Business and has determined that it is appropriate and desirable to, at or after the Contribution and in furtherance of the Separation, to spin off INSW by means of a distribution, on a pro rata basis of all of the outstanding INSW Stock to (a) holders of OSG Class A Common Stock (“OSG Common Stock”) and to (b) holders of OSG Warrants, treating the OSG Warrants on an as-exercised basis without deduction for the exercise price of the OSG Warrants, each as of the Record Date (such distribution, the “Distribution”);

WHEREAS, in connection with the Contribution and Separation, INSW has made a dividend of approximately $100 million in the aggregate to OSG, its parent, to apply to transaction costs and for ordinary business purposes, including the repurchase or repayment of outstanding indebtedness of OSG or any of its Subsidiaries or the repurchase of equity securities of OSG;

WHEREAS, prior to, or concurrently with the execution and delivery of this Agreement, OSG and INSW are entering into certain other agreements relating to the

Contribution, the Separation, the Distribution, and/or the relationship between INSW, OSG and the members of their respective Groups following the Distribution, including, without limitation, as to matters such as employee benefits and transition services;

WHEREAS, OSG and INSW have prepared, and INSW has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosure concerning INSW, the Separation and the Distribution;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1          Table of Definitions. The following terms have the meanings set forth in the sections of this Agreement referenced below:

Definition	Section
Agreement	Preamble
Arbitration Request	Section 7.3(a)
Competing Business	Section 8.2(b)
Contribution	Recitals
CPR	Section 7.2
D&O Tail Policies	Section 5.5(a)
Delayed Asset	Section 2.4(c)
Delayed Liability	Section 2.4(c)
Dispute	Section 7.1
Distribution	Recitals
Indemnifying Party	Section 4.4(a)
Indemnitee	Section 4.4(a)
Indemnity Payment	Section 4.4(a)
Initial Notice	Section 7.1
INSW	Preamble
INSW Assets	Section 2.2(a)
INSW Improvement	Section 6.11(b)
INSW Indemnitees	Section 4.3
INSW Liabilities	Section 2.3(a)
Mediation Request	Section 7.2
OpCo	Recitals
OSG	Preamble
OSG Assets	Section 2.2(b)
OSG Board	Recitals
OSG Common Stock	Recitals
OSG Indemnitees	Section 4.2
OSG Liabilities	Section 2.3(b)

2

Required Withholding Amount	Section 3.4(f)
Restricted Territory	Section 8.2(b)
Separation	Recitals
Shared Contract	Section 2.8(a)
Third-Party Claim	Section 4.5(a)
Transfer Documents	Section 2.1(d)(iii)
Unreleased Liability	Section 2.5(b)

1.2          Certain Defined Terms. For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the OSG Group shall be deemed to be an Affiliate of any member of the INSW Group and (b) no member of the INSW Group shall be deemed to be an Affiliate of any member of the OSG Group; provided that a specified Person serving on the board of directors of both Parties shall be an Affiliate of each Party.

“Agent” shall mean collectively, Computershare, Inc., a Delaware corporation and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company.

“Ancillary Agreement” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Contribution, the Separation, the Distribution or the other transactions contemplated by this Agreement, including the Employee Matters Agreement, the Transition Services Agreement, the Transfer Documents (including the Lease Assignment Agreement) and the Contribution Agreement.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

3

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“CHOPS Software” shall mean the proprietary “CHOPS” ship management Software (in object and source code form) owned by OSG and any and all Intellectual Property rights therein.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Continuing OSG Guarantees” shall mean those guarantee agreements by and between OSG and the relevant parties to such agreement including (a) the LNG Performance Guarantees and (b) the FSO JV Guarantees.

“Contribution Agreement” shall mean that certain contribution agreement by and between INSW and OpCo, dated on or prior to the Distribution Date.

“Cost Sharing Agreements” shall mean the Cost Sharing Agreement by and among OSG, OBS and INSW, effective as of August 5, 2014 and the Shared Services and Cost Sharing Agreement by and among OBS, OSG Ship Management, Inc., a Delaware corporation and INSW, effective as of August 5, 2014.

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation, the Distribution or the INSW Group or primarily relates to the transactions contemplated hereby.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the OSG Board in its sole and absolute discretion.

“Distribution Ratio” shall mean a number equal to 0.3333.

“Effective Time” shall mean 5:00 p.m. (New York time) or such later time at which the Distribution occurs on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between OSG and INSW or members of their respective Groups in connection with the Separation and the Distribution.

4

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” shall mean the registration statement on Form 10 filed by INSW with the SEC to effect the registration of INSW Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“FSO JV” shall mean, collectively, (a) TI Africa Limited and (b) TI Asia Limited, each of which is a company organized under the laws of Hong Kong and in which (i) INSW indirectly owns a fifty percent (50%) interest and (ii) Euronav NV, a company incorporated under the laws of Belgium, indirectly owns the remaining fifty percent (50%) interest.

“FSO JV Guarantees” shall mean, collectively, those guarantee agreements by and between OSG and the relevant parties to such agreements in favor of (a) ING Bank N.V., a company incorporated in the Netherlands, as security trustee, dated as of August 5, 2014, and relating to a Loan Agreement, dated as of October 3, 2008, as amended from time to time, and made between the FSO JV, Africa Conversion Corporation, Asia Conversion Corporation, as joint and several borrowers, the lead arrangers thereto, the co-arrangers thereto, the lenders thereto, the swap banks thereto, the agent thereto and the security trustee thereto and (b) Nordea Bank Finland plc, a company incorporated in Finland, as issuing bank, dated as of August 5, 2014,

5

as amended from time to time, and relating to a Facility Agreement, dated as of July 24, 2009, and made between the FSO JV, as joint and several obligors, the banks thereto, Nordea Bank Finland plc, the agent and the security trustee thereto.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” shall mean either the OSG Group or the INSW Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Information” shall mean information, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include any Intellectual Property.

“Information Statement” shall mean the information statement to be sent to the holders of OSG Common Stock in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Insurance Proceeds” shall mean those monies:

(a)          received by an insured from an insurance carrier; or

(b)          paid by an insurance carrier on behalf of the insured;

6

in any such case net of any applicable premium adjustments (including retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“INSW Articles of Incorporation” shall mean the Amended and Restated Articles of Incorporation of INSW, substantially in the form of Exhibit A.

“INSW Balance Sheet” shall mean the balance sheet of the INSW Business, including any notes and subledgers thereto, as of December 31, 2015 and June 30, 2016, as presented in the Information Statement.

“INSW Business” shall mean, at any time prior to the Effective Time, the ownership and operation of a fleet of oceangoing vessels engaged primarily in (a) the transportation of crude oil and petroleum products in the International Flag trades as operated through two segments: (i) international crude tankers and (ii) international product carriers vessel operations, (b) International Flag lightering in the Caribbean, Panama, the Gulf of Mexico and the West Coast of the U.S. and (c) the INSW JVs, in each case as owned and operated by either Party or any member of its Group.

“INSW By-laws” shall mean the Amended and Restated By-laws of INSW, substantially in the form of Exhibit B.

“INSW Commercial Pool Contracts” shall mean, as amended from time to time, (a) those certain accession agreements, (i) dated as of August 1, 2008, by and between Tokyo Transport Corporation and Tankers International LLC, (ii) dated as of August 1, 2008, by and between Euronav NV and Tanker International LLC, (iii) dated as of August 1, 2008, by and among Nordenergy Shipping Co. Ltd., Nordpower Shipping Co. Ltd., and Tankers International LLC, (iv) dated as of February 3, 2010, by and between Seven Seas Shipping Ltd. and Tankers International LLC, (v) dated as of October 7, 2014, by and between Trafigura Maritime Logistics Pte Ltd. and Tankers International LLC and (vi) dated as of April 21, 2016, by and between Ocean Marine Services W.L.L. and Tankers International LLC, (b) those certain pool agreements related to Sigma Tankers Inc., (i) dated as of May 21, 2015, by and among Seventh Aframax Tanker Corporation, Heidmar Inc. and Sigma Tankers Inc., (ii) dated as of May 21, 2015, by and among Sixth Aframax Tanker Corporation, Heidmar Inc. and Sigma Tankers Inc., (iii) dated as of May 21, 2015, by and among Eighth Aframax Tanker Corporation, Heidmar Inc. and Sigma Tankers Inc., (iv) dated as of May 21, 2015, by and among Shirley Aframax Corporation, Heidmar Inc. and Sigma Tankers Inc., (v) dated as of May 21, 2015, by and among Delta Aframax Corporation, Heidmar Inc. and Sigma Tankers Inc., (vi) dated as of May 21, 2015, by and among Epsilon Aframax Corporation, Heidmar Inc. and Sigma Tankers Inc. and (vii) dated as of June 19, 2015, by and among Bantangas Tanker Corporation, Heidmar Inc. and Sigma Tankers Inc, (c) that certain gross revenue sharing pool agreement, dated as of August 1, 2015, by and among Maersk Tankers A/S, INSW, MT “Green Point” Schifffahrtsgesellschaft mbH & Co. KG and Maersk Tankers MR K/S, (d) that certain pool agreement relating to Panamax International Shipping Company Limited, dated as of April 18, 2006, by and among Panamax International Shipping Company Limited, Flota Petrolera Ecuatoriana INSW and Ultranav International S.A. (f/k/a as Ultragas International S.A.)(as successor-in-interest to SONAP International, Inc.), (e) that certain pool agreement, dated as of May 17, 2014, by and

7

among Mitsui OSK Lines Ltd., Asahi Tanker Co. Ltd., Ultranav International S.A., INSW, and MOL Product Tankers Ltd., (f) that certain pool agreement relating to M/T “Overseas Shenandoah”, dated as of May 26, 2015, by and between V8 Pool Inc. and Mindanao Tanker Corporation and (g) any agreements entered into by a member of the INSW Group and delivered in connection with the agreements described in clauses (a) through (f).

“INSW Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided that INSW Contracts shall not include any contract or agreement that is contemplated to be retained by OSG or any member of the OSG Group (whether as a result of a delayed transfer or otherwise, in the case of a delayed transfer until such time as the delayed transfer occurs as set forth in the Employee Matters Agreement) from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement (including, for the avoidance of doubt, the Continuing OSG Guarantees):

(a)          other than contracts and agreements that are Shared Supply Contracts, any customer, distribution, supply or vendor contract or agreement or license agreement entered into prior to the Effective Time that is primarily related to the INSW Business as of the Effective Time;

(b)          any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group in respect of any other INSW Contract, any INSW Liability or the INSW Business;

(c)          any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any INSW Group employee or consultants of the INSW Group that are in effect as of the Effective Time;

(d)          any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to any member of the INSW Group;

(e)          any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements that is primarily related to the INSW Business as of the Effective Time;

(f)           any contract or agreement that is related to the INSW JVs;

(g)          the V. Ships Contracts;

(h)          the INSW Commercial Pool Contracts;

(i)           any contracts, agreements or settlements listed on Schedule 1.1, including the right to recover any amounts under such contracts, agreements or settlements.

“INSW Credit Agreement” shall mean that certain Credit Agreement, as amended, supplemented or otherwise modified from time to time, dated as of August 5, 2014, by and

8

among OSG, INSW, OIND, the other guarantors party thereto, the lenders party thereto, Jefferies Finance LLC, Barclays Bank PLC and UBS Securities LLC, as joint lead arrangers and joint book running managers, Jefferies Finance LLC, as administrative agent, Barclays Bank PLC and UBS Securities LLC, as co-documentation agents, Jefferies Finance LLC, as syndication agent, Jefferies Finance LLC, as collateral agent and mortgage trustee for the secured parties, Jefferies Finance LLC, as swingline lender and Jefferies Finance LLC, as an issuing bank for the lenders, as amended by that certain Amendment to Credit Agreement and Security Agreement, dated as of June 3, 2015, among OSG, OIND, INSW and certain other subsidiaries of INSW party thereto, the various lenders party thereto and Jefferies Finance LLC, that certain Second Amendment to Credit Agreement, dated as of July 18, 2016, among OSG, OIND, INSW and certain other subsidiaries of INSW party thereto and the various lenders party thereto and Jefferies Finance LLC, and that certain Third Amendment to Credit Agreement, dated as of September 20, 2016, among OSG, OIND, INSW and certain other subsidiaries of INSW party thereto and the various lenders party thereto and Jefferies Finance LLC.

“INSW Credit Agreement Guarantee” shall mean the guarantee provided by OSG in respect of the Guaranteed Obligations (as defined in the INSW Credit Agreement).

“INSW Disclosure” shall mean any form, statement, schedule or other material (other than the Disclosure Documents) that INSW or any member of the INSW Group filed with or furnished to the SEC, any other Governmental Authority, or holders of any securities of the INSW Group, in each case, on or after the Effective Time and in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

“INSW Group” shall mean INSW, OSG Ship Management Manila, Inc. and each Person that is or becomes a Subsidiary of INSW at or after the Effective Time.

“INSW Intellectual Property” shall mean (a) the Registrable IP set forth on Schedule 1.2 and (b) all Other IP owned by either Party or any member of its Group as of the Effective Time that is primarily used in the INSW Business as of the Effective Time.

“INSW IT Hardware” shall mean the assets set forth on Schedule 1.3.

“INSW JVs” shall mean the LNG JV and the FSO JV.

“INSW Permits” shall mean all Permits owned or licensed by either Party or member of its Group that are primarily used or primarily held for use in the INSW Business as of the Effective Time.

“INSW Real Property” shall mean the Real Property Leases to which either Party or member of its Group is party as of the Effective Time set forth on Schedule 1.4, including that certain agreement of lease, dated as of February 4, 2016 between Third Avenue Tower Owner LLC, landlord, and OSG, tenant (the “New York Lease”).

“INSW Stock” shall mean the shares of common stock, without par value, of INSW. The rights of INSW stockholders will be governed by Marshall Islands Law.

9

“Intellectual Property” shall mean all rights in and to any of the following whether arising under the Laws of the U.S. or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, (c) Internet domain names, (d) copyrightable works, copyrights, moral rights, and design rights, including rights in Software, whether or not registered, and all registrations and applications for registration of any of the foregoing and (e) trade secrets, invention disclosures, processes and know-how.

“International Flag” shall mean those vessels registered under a flag other than that of the U.S. as required by international Law.

“Jones Act” shall mean 46 U.S.C. sections 50501 and 55101, as amended, together with the rules and regulations promulgated thereunder.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Lease Assignment Agreement” shall mean the Assignment and Assumption of Lease to be entered into by and between OSG and Opco or members of their respective Groups in connection with the Separation and Distribution.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“LNG Charterer” shall have the meaning set forth in the definition of “LNG Performance Guarantees.”

“LNG JV” shall mean OSG Nakilat Corporation, a company incorporated under the laws of the Republic of the Marshall Islands and in which (a) INSW directly owns a 49.90%

10

interest and (b) Qatar Gas Transport Company Limited, indirectly owns the remaining 50.10% interest.

“LNG Performance Guarantees” shall mean, collectively, those guarantee agreements by and between OSG and the relevant parties to such agreements in favor of Qatar Liquefied Gas Company Limited (II) (“LNG Charterer”) and relating to certain LNG Tanker Time Charter Party Agreements with the LNG Charterer and each of Overseas LNG H1 Corporation, Overseas LNG H2 Corporation, Overseas LNG S1 Corporation and Overseas LNG S2 Corporation.

“Losses” shall mean losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“New York Lease” shall have the meaning set forth in the definition of “INSW Real Property.”

“NYSE” shall mean the New York Stock Exchange.

“OBS” shall mean OSG Bulk Ships, Inc., a New York corporation.

“OIND” shall mean OIN Delaware LLC, a Delaware limited liability company.

“OSG Business” shall mean, at any time prior to the Effective Time, the operation of that certain U.S. Flag fleet of oceangoing vessels engaged primarily in the transportation of crude oil and petroleum products operating either under the Jones Act or internationally in the U.S. Maritime Security Program, as operated by any member of the OSG Group.

“OSG Group” shall mean OSG, Alaska Tanker Company, L.L.C. and each Person that is or becomes a Subsidiary of OSG (other than INSW and any other member of the INSW Group) at or after the Effective Time.

“OSG Name and OSG Marks” shall mean the registered, applied for renewed or unregistered names, marks, trade dress, logos, monograms, slogans and font style schemes, tag lines, domain names and other source or business identifiers of either Party or any member of its Group using or containing “Overseas Shipholding Group”, “OSG”, “Overseas” in combination with a vessel name or the names set forth on Schedule 1.5, either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, slogans and font style schemes, tag lines, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“OSG Warrants” shall mean Class A warrants representing the right to purchase 0.190 shares of OSG Common Stock had such warrant been exercised immediately prior to the Distribution Date.

“Other IP” shall mean all Intellectual Property, other than Registrable IP, that is owned by either Party or any member of its Group as of the Effective Time.

11

“Parties” shall mean the parties to this Agreement.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Pre-Distribution Disclosure” shall mean any form, statement, schedule or other material (other than the Disclosure Documents) that any Party or any of their respective Affiliates filed with or furnished to the SEC, any other Governmental Authority, or holders of any securities of OSG or any of its Affiliates, in each case, prior to the Effective Time and in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” at www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” shall mean any Information, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any other member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Real Property” shall mean land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.

“Real Property Leases” shall mean all leases to Real Property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.

“Record Date” shall mean 5:00 PM, Eastern time, on the date to be determined by the OSG Board as the record date for determining holders of OSG Common Stock and determining holders of OSG Warrants entitled to receive INSW Stock pursuant to the Distribution.

“Record Holders” shall mean the holders of record of OSG Common Stock and OSG Warrants as of the Record Date.

“Registrable IP” shall mean all patents, patent applications, statutory invention registrations, registered trademarks, registered service marks and registered copyrights.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous

12

Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Shared Supply Contracts” shall mean any supply or vendor contract or agreement to which either Party or any member of its Group is a party, whether or not in writing.

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies in object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise and (c) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body. For the avoidance of doubt, with respect to INSW, Subsidiary shall not include the INSW JVs.

“Tangible Information” shall mean Information that is contained in written, electronic or other tangible forms.

“Tax” shall mean any and all U.S. federal, state, local and non-U.S. taxes, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, escheat, stamp and property taxes as well as social security (or similar) and unemployment taxes, together with all interest, penalties, and additions imposed with respect to such amounts.

“Tax Opinion” shall mean an opinion of outside legal counsel or tax advisors regarding the U.S. federal income tax treatment of the Contribution, the Separation and the Distribution.

“Tax Return” shall mean returns, declarations, reports, claims for refund, information statements, estimates or other documents (including any related or supporting

13

schedules, statements or information) in connection with the determination, assessment or collection of any Taxes or the administration of any Laws relating to any Taxes.

“Third Party” shall mean any Person other than the Parties or the members of their respective Groups.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between INSW and OSG or members of their respective Groups in connection with the Separation and the Distribution.

“UK Pension” shall mean the OSG Ship Management (UK) Ltd. Retirement Benefits Plan, which is maintained for the benefit of former employees of OSG Ship Management (UK) Limited.

“U.S.” shall mean the United States of America.

“V. Ships Contracts” shall mean (a) that certain Transition Services Agreement, dated as of January 28, 2014, as amended on March 19, 2014, by and between V. Ships UK Limited, a company registered in England and Wales, and INSW and (b) any ship management agreement or ancillary document entered into in connection therewith.

“Warrant Holder” shall mean the holders of OSG Warrants.

Article II
THE Contribution; THE SEPARATION

2.1          Transfer of Assets and Assumption of Liabilities

(a)          Contribution. On or prior to the Effective Time, and subject to the satisfaction or waiver of conditions set forth herein, the Contribution shall have occurred.

(b)          Transfer and Assignment of Assets. On or prior to the Effective Time to the extent not already completed and unless otherwise provided in this Agreement, the Contribution Agreement or in any Ancillary Agreement, OSG shall, and OSG shall cause the applicable members of the OSG Group (in the case of Section 2.1(b)(i)) or the INSW Group (in the case of Section 2.1(b)(ii)), to contribute, assign, transfer, convey and deliver to:

(i)          INSW, or the applicable members of the INSW Group, and INSW or such members of the INSW Group shall accept from OSG and the applicable members of the OSG Group, all of OSG’s and such OSG Group member’s respective direct or indirect right, title and interest in and to all INSW Assets held by OSG or a member of the OSG Group (including the delivery of all tangible embodiments of all INSW Intellectual Property); and

(ii)         OSG, or the applicable members of the OSG Group, and OSG or such members of the OSG Group shall accept from INSW and the applicable members of the INSW Group, all of INSW’s and such INSW Group member’s respective direct or indirect right, title and interest in and to all OSG Assets held by INSW or a member of

14

the INSW Group (including the delivery of all tangible embodiments of all Intellectual Property and Software other than the INSW Intellectual Property).

(c)          Acceptance and Assumption of Liabilities. On or prior to the Effective Time to the extent not already completed and unless otherwise provided in this Agreement, the Contribution Agreement or in any Ancillary Agreement:

(i)          INSW and the applicable members of the INSW Group shall accept, assume and agree faithfully to perform, discharge and fulfill all of the INSW Liabilities owed by any member of the OSG Group in accordance with their respective terms;

(ii)         OSG and the applicable members of the OSG Group shall accept, assume and agree faithfully to perform, discharge and fulfill all of the OSG Liabilities owed by any member of the INSW Group in accordance with their respective terms; and

(iii)        INSW and such members of the INSW Group (in the case of Section 2.1(c)(i)) and OSG and such members of the OSG Group (in the case of Section 2.1(c)(ii)) shall be responsible for the INSW Liabilities and OSG Liabilities, respectively, in each case, in accordance with their respective terms, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts on which they are based occurred prior to or subsequent to the Effective Time, (C) where or against whom such Liabilities are asserted or determined, (D) whether asserted or determined prior to the date hereof and (E) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the INSW Group or the OSG Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(d)         Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(b) and Section 2.1(c), each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver to the other Party and the applicable member of its Group:

(i)          such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(b), including filing any required assignments to record such other Party or the applicable members of its Group as the sole owner of any Registrable IP;

(ii)         such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(c); and

15

(iii)        all of the foregoing documents contemplated by this Section 2.1(d) shall be referred to collectively herein as the “Transfer Documents.”

(e)          Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such other Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such first Party shall use reasonable efforts to promptly transfer, or cause to be transferred, such Asset to the other Party so entitled thereto (or to a member of such other Party’s Group), and such other Party (or member of such other Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such other Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such first Party shall use reasonable efforts to promptly transfer, or cause to be transferred, such Liability to the other Party responsible therefor (or to a member of such other Party’s Group), and such other Party (or member of such other Party’s Group) shall accept, assume and agree to faithfully perform such Liability.

(f)          Waiver of Bulk-Sale and Bulk-Transfer Laws.

(i)          INSW hereby waives compliance by each and every member of the OSG Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the INSW Assets to any member of the INSW Group; and

(ii)          OSG hereby waives compliance by each and every member of the INSW Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the OSG Assets to any member of the OSG Group.

2.2          INSW Assets; OSG Assets

(a)          INSW Assets. For the purposes of this Agreement, “INSW Assets” shall mean, without duplication:

(i)          all Assets (including cash and cash equivalents) included or reflected as Assets of the INSW Group on the INSW Balance Sheet, subject to any dispositions of such Assets to any Third Parties subsequent to the date of the INSW Balance Sheet; provided that the amounts set forth on the INSW Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of INSW Assets pursuant to this Section 2.2(a)(i);

(ii)         all INSW Contracts as of the Effective Time and all rights, interests or claims of OSG or INSW or any member of such Party’s Group arising thereunder as of the Effective Time;

16

(iii)        all INSW IT Hardware as of the Effective Time;

(iv)         all INSW Intellectual Property as of the Effective Time and all rights, interests or claims thereunder as of the Effective Time;

(v)         all INSW Permits as of the Effective Time and all rights, interests or claims thereunder as of the Effective Time;

(vi)        all INSW Real Property as of the Effective Time;

(vii)       all rights, interests and claims as of the Effective Time with respect to Information that is primarily related to the other INSW Assets, the INSW Liabilities or the INSW Business, subject to the provisions of the applicable Ancillary Agreements and Section 6.11(c);

(viii)      all Assets (including the INSW JVs) that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be contributed, assigned, transferred, conveyed and delivered, or retained by INSW or any other member of the INSW Group;

(ix)         all Assets set forth on Schedule 2.2(a)(ix) (which for the avoidance of doubt is not a comprehensive listing of all INSW Assets and is not intended to limit other clauses of this definition of “INSW Assets”);

(x)          all Assets held by INSW and its Subsidiaries; and

(xi)         all other Assets that are held by the OSG Group immediately prior to the Effective Time and that are not of the type covered by the preceding Section 2.2(a)(i) to Section 2.2(a)(x) above and that are primarily used or held for use in the INSW Business as conducted immediately prior to Effective Time (the intention of this Section 2.2(a)(xi) is only to rectify an inadvertent omission of transfer or assignment of any Asset that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as an INSW Asset based on the principles set forth in this Section 2.2(a),; provided that no Asset shall be an INSW Asset solely as a result of this Section 2.2(a)(xi) unless a written claim with respect thereto is made by INSW on or prior to the date that is eighteen (18) months after the Effective Time).

Notwithstanding the foregoing, with respect to this Section 2.2(a), the INSW Assets shall not in any event include (A) any Asset that is expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as an Asset to be contributed, assigned, transferred, conveyed and delivered, or retained by OSG or any other member of the OSG Group, (B) any Asset set forth on Schedule 2.2(a)(B) or (C) any rights to receive services from OSG, or services provided to OSG by INSW, pursuant to the Transition Services Agreement.

(b)          OSG Assets. For the purposes of this Agreement, “OSG Assets” shall mean, without duplication (i) except as set forth on Schedule 2.2(b), any and all Assets that are

17

owned, leased or licensed (including the OSG Name and OSG Marks and the proprietary CHOPS Software), at or prior to the Effective Time, by OSG and/or any of its Subsidiaries (other than INSW and its Subsidiaries) that are not INSW Assets and (ii) any and all Assets that are acquired or otherwise become an Asset of the OSG Group after the Effective Time.

2.3          INSW Liabilities; OSG Liabilities

(a)          INSW Liabilities. For the purposes of this Agreement, “INSW Liabilities” shall mean:

(i)          all Liabilities included or reflected as liabilities or obligations of INSW or the members of the INSW Group on the INSW Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the INSW Balance Sheet; provided that the amounts set forth on the INSW Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of INSW Liabilities pursuant to this Section 2.3(a)(i);

(ii)         all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the INSW Business or another INSW Asset; provided that, for the avoidance of doubt, such Liabilities shall include those Liabilities relating to, arising out of or resulting from a July 16, 2013 report alleging improper discharges of bilge holding tank contents directly overboard;

(iii)        all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by INSW or any other member of the INSW Group, and all agreements, obligations and Liabilities of any member of the INSW Group under this Agreement or any of the Ancillary Agreements;

(iv)        all Liabilities relating to, arising out of or resulting from the INSW Contracts, the INSW Intellectual Property, the INSW Permits, or the INSW IT Hardware;

(v)         all Liabilities relating to, arising out of or resulting from the INSW Real Property;

(vi)        all Liabilities relating to, arising out of or resulting from the UK Pension;

(vii)       all Liabilities whether arising prior to, on or after the Effective Time (to the extent such Liabilities have not been satisfied on or prior to the Effective Time), of former Subsidiaries of OSG to the extent such Liabilities result from such former Subsidiary having engaged at the time such entity was a Subsidiary of OSG in a business substantially similar to the INSW Business;

18

(viii)      all Liabilities whether arising prior to, on or after the Effective Time (to the extent such Liabilities have not been satisfied on or prior to the Effective Time), to the extent that they arise from the ownership or operation of the INSW Assets, the INSW Business, the INSW Group or the other business, operations, activities or Liabilities referred to in Section 2.3(a)(i) through Section 2.3(a)(vii) and Section 2.3(a)(ix) through Section 2.3(a)(xiv), including any Liabilities arising out of either (A) claims made by any Third Parties (including INSW’s or OSG’s respective directors, officers, stockholders, employees and agents) or (B) any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority);

(ix)         all Liabilities relating to, arising out of or resulting from any indebtedness (including debt securities and asset-backed debt) of any member of the INSW Group or indebtedness (regardless of the issuer of such indebtedness) primarily relating to the INSW Business or any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of the INSW Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any indebtedness, in its capacity as such);

(x)          all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from (A) Disclosure Documents, except to the extent specifically enumerated as an OSG Liability on Schedule 2.3(a)(x), (B) any Pre-Distribution Disclosure but only to the extent such Liabilities arise out of or result from matters related to the INSW Business and (C) any INSW Disclosure;

(xi)         all Liabilities set forth on Schedule 2.3(a)(xi);

(xii)        all Liabilities for Taxes imposed on any member of the INSW Group;

(xiii)      all Liabilities that are held by the INSW and its Subsidiaries; and

(xiv)      all other Liabilities that are held by the OSG Group immediately prior to the Effective Time and that are not of the type covered by the preceding Section 2.3(a)(i) to Section 2.3(a)(xiii) above to the extent that they relate to the INSW Business as conducted immediately prior to Effective Time (the intention of this Section 2.3(a)(xiv) is only to rectify an inadvertent omission of transfer or assignment of any Liability that, had the Parties given specific consideration to such Liability as of the date hereof, would have otherwise been classified as an INSW Liability; provided that no Liability shall be an INSW Liability solely as a result of this Section 2.3(a)(xiv) unless a written claim with respect thereto is made by INSW on or prior to the date that is eighteen (18) months after the Effective Time).

Notwithstanding the foregoing, with respect this Section 2.3(a), the INSW Liabilities shall not in any event include (A) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be

19

retained or assumed by OSG or any other member of the OSG Group (including the Continuing OSG Guarantees) or (B) any Liabilities set forth on Schedule 2.3(a)(B).

(b)          OSG Liabilities. For the purposes of this Agreement, “OSG Liabilities” shall mean (i) the Continuing OSG Guarantees, (ii) all Liabilities relating to asbestos or to asbestos-related matters and (iii) any and all Liabilities of OSG and each member of the OSG Group that are not INSW Liabilities except to the extent specifically enumerated as an INSW Liability on Schedule 2.3(b)(iii).

2.4          Approvals and Notifications; Delayed Assets and Delayed Liabilities

(a)          Approvals and Notifications. To the extent that the transfer or assignment of any Asset contemplated hereby, the assumption of any Liability contemplated hereby, the Separation or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between INSW and OSG, neither INSW nor OSG shall be obligated to (i) contribute material capital or pay any material consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person or (ii) compromise any right, asset or benefit in order to obtain or make such Approvals or Notifications.

(b)          Delayed Transfers. If, and to the extent that, the valid, complete and perfected transfer or assignment to the INSW Group or the OSG Group of any INSW Asset or any OSG Asset, respectively, or assumption by the INSW Group or the OSG Group of any INSW Liability or any OSG Liability, respectively, in each case contemplated hereby, would be a violation of applicable Law or require any Approvals or Notifications in connection with the Separation or the Distribution that has not been obtained or made by the Effective Time then, unless the Parties shall otherwise determine, the transfer or assignment to the applicable Group of such Assets or the assumption by the applicable Group of such Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such INSW Assets or INSW Liabilities shall continue to constitute INSW Assets and INSW Liabilities for all other purposes of this Agreement and any such OSG Assets or OSG Liabilities shall continue to constitute OSG Assets or OSG Liabilities for all other purposes of this Agreement.

(c)          Treatment of Delayed Assets and Delayed Liabilities. If any transfer or assignment of any Asset or any assumption of any Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such Asset, a “Delayed Asset” and any such Liability, a “Delayed Liability”), then, insofar as reasonably possible and subject to applicable Law, the Party (or relevant member of its Group) retaining such Delayed Asset or such Delayed Liability, as the case may be, shall thereafter hold such Delayed Asset or Delayed Liability, as the case may be, for the use and benefit of the other Party (or relevant member of its Group) entitled thereto (at the expense of the Party entitled thereto).

20

In addition, the Party (or relevant member of its Group) retaining such Delayed Asset or such Delayed Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Asset or Delayed Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the other Party (or relevant member of its Group) to which such Delayed Asset is to be transferred or assigned, or which will assume such Delayed Liability, as the case may be, in order to place such other Party (or relevant member of its Group) in a substantially similar position as if such Delayed Asset or Delayed Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Asset or Delayed Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Asset or Delayed Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the relevant member or members of the OSG Group or INSW Group entitled to the receipt of such Asset or required to assume such Liability.

(d)          Transfer of Delayed Assets and Delayed Liabilities. If and when the Approval or Notification, the absence of which caused the deferral of transfer or assignment of any Delayed Asset or the deferral of assumption of any Delayed Liability pursuant to Section 2.4(b), is obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Asset or the assumption of any Delayed Liability have been removed, the transfer or assignment of the applicable Delayed Asset or the assumption of the applicable Delayed Liability, as the case may be, shall be effected in accordance with the terms of this Agreement, the Contribution Agreement and/or the applicable Ancillary Agreement.

(e)          Costs for Delayed Assets and Delayed Liabilities. The Party (or relevant member of its Group) retaining a Delayed Asset or Delayed Liability due to the deferral of the transfer or assignment of such Delayed Asset or the deferral of the assumption of such Delayed Liability, as the case may be, (i) shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by the Party (or relevant member of its Group) entitled to the Delayed Asset or Delayed Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reasonably promptly reimbursed by the Party (or relevant member of its Group) entitled to such Delayed Asset or Delayed Liability and (ii) shall be indemnified for all Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Delayed Asset or Delayed Liability, as the case may be.

2.5          Novation of Liabilities

(a)          Except for the Continuing OSG Guarantees and except as set forth on Schedule 2.5(a), each Party, at the request of the other Party, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable and on a continuing periodic basis no less frequently than annually, any substitution, amendment, release, Approval or Notification required to novate or assign either (i) all INSW Liabilities and obtain in writing the unconditional release of each member of the OSG Group that is a party to any such arrangements so that, in any such case, the members of the INSW Group shall be solely

21

responsible for such INSW Liabilities (including the UK Pension) or (ii) all OSG Liabilities and obtain in writing the unconditional release of each member of the INSW Group that is a party to any such arrangements so that, in any such case, the members of the OSG Group shall be solely responsible for such OSG Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Party shall be obligated to contribute any material capital or pay any material consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such substitution, amendment, release, Approval or Notification is requested.

(b)          If a Party is unable to obtain, or to cause to be obtained, any substitution, amendment, release, Approval or Notification and the other Party (or relevant member of its Group) continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Liability”), such Party shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such other Party (or relevant member of its Group), as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such other Party (or relevant member of its Group) that constitute Unreleased Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on such other Party (or relevant member of its Group). If and when any substitution, amendment, release, Approval or Notification shall be obtained or the Unreleased Liabilities shall otherwise become assignable or able to be novated, such Party shall promptly assign, or cause to be assigned, and the other Party (or the relevant member of its Group) shall assume, such Unreleased Liabilities without exchange of further consideration.

2.6           Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a)          On or prior to the Effective Time or as soon as reasonably practicable thereafter and on a continuing periodic basis no less frequently than annually, each of OSG and INSW shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the OSG Group removed as guarantor of or obligor for any INSW Liability (including the INSW Credit Agreement Guarantee) and the Continuing OSG Guarantees to the extent that they relate to INSW Liabilities, including the removal of any Security Interest on or in any OSG Asset that may serve as collateral or security for any such INSW Liability and (ii) have any member(s) of the INSW Group removed as guarantor of or obligor for any OSG Liability to the extent that they relate to OSG Liabilities, including the removal of any Security Interest on or in any INSW Asset that may serve as collateral or security for any such OSG Liability.

(b)          To the extent required to obtain a release from a guarantee of:

(i)          any member of the OSG Group, INSW shall execute a guarantee agreement in the form of the existing guarantee or such other form as is reasonably agreed by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any OSG Asset that may serve as

22

collateral or security for any such OSG Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which INSW would be reasonably unable to comply or (B) which INSW would not reasonably be able to avoid breaching; and

(ii)         any member of the INSW Group, OSG shall execute a guarantee agreement in the form of the existing guarantee or such other form as is reasonably agreed by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any INSW Asset that may serve as collateral or security for any such INSW Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which OSG would be reasonably unable to comply or (B) which OSG would not reasonably be able to avoid breaching;

provided, however, that except as otherwise expressly provided in this Agreement or any Ancillary Agreements, neither Party shall be obligated to contribute any material capital or pay any material consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party in connection therewith.

(c)          If OSG or INSW is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in Section 2.6(a) and Section 2.6(b), (i) a Party, to the extent a member of its Group has assumed the underlying Liability with respect to such guarantee, shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV (including Section 4.2(e)) and such Party shall, or shall cause the applicable member of its Group to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) the relevant beneficiary shall pay to the guarantor or obligor a prorated fee payable at the end of each calendar quarter using the per annum fees set forth on Schedule 2.6(c) for those obligations or Liabilities set forth therein and (iii) each of OSG and INSW, on behalf of itself and the other members of its respective Group, agrees not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party, or unless the other party to this agreement shall agree in writing to such renewal or extension.

2.7           Termination of Agreements

(a)          Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, OSG, on its own behalf and each member of the OSG Group, on the one hand, and INSW, on its own behalf and each member of the INSW Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among OSG and/or any member of the OSG Group, on the one hand, and INSW and/or any member of the INSW Group, on the other hand (including the Cost Sharing Agreements), effective as of the Effective Time. No such terminated agreement,

23

arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)          The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time), (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii), (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party, including any Shared Contracts, (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c), and (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary, OSG Ship Management Manila, Inc., the INSW JVs or Alaska Tanker L.L.C. of either INSW, or OSG, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

(c)          All of the intercompany accounts receivable and accounts payable between any member of the INSW Group, on the one hand, and any member of the OSG Group, on the other hand, outstanding prior to the Effective Time, respectively, shall, respectively, be repaid, settled or otherwise eliminated in the ordinary course of business consistent with past practice by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by OSG in its sole and absolute discretion.

2.8          Treatment of Shared Contracts

(a)          Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which is a INSW Asset, but the remainder of which is a OSG Asset (any such contract or agreement, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract that is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from

24

such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, for a period ending not later than six (6) months after the Effective Time (unless the term of the Shared Contract ends at a later date, in which case for a period ending on such date), take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the INSW Group or the OSG Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the INSW Business or the OSG Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.8, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8; provided further that the Party for which such Shared Contract is an OSG Asset or an INSW Asset, as applicable, shall be indemnified for all Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such Shared Contract, as the case may be, and the Party to which the benefit of such Shared Contract inures in part shall use commercially reasonable efforts to enter into a separate contract pursuant to which it procures such rights and obligations as are necessary such that it no longer needs to avail itself of the arrangements provided pursuant to this Section 2.8(a); provided further that the Party for which such Shared Contract is, as applicable, an OSG Asset or INSW Asset, and such Party’s applicable Subsidiaries shall not be liable for any actions or omissions taken in accordance with this Section 2.8(a)(ii).

(b)          Each of OSG and INSW shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c)          Nothing in this Section 2.8 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.8.

2.9          [Reserved]

2.10        INSW Credit Agreement. Prior to or concurrent with the Effective Time, INSW shall amend and restate the INSW Credit Agreement to reflect that the Contribution and the Distribution have occurred, and such other matters as may be reflected in such amendment and restatement. The Parties agree that INSW, and not OSG, shall be ultimately responsible for all costs and expenses incurred by, and for reimbursement of such costs and expenses to, any member of the INSW Group or OSG Group associated with the INSW Credit Amendment or any

25

subsequent amendments thereof, including the amendment to be executed prior to or concurrent with the Effective Time.

2.11        Ancillary Agreements. Effective on or prior to the Effective Time, each of INSW and OSG will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.

2.12        Financial Information Certifications. OSG’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to INSW as its Subsidiary. In order to enable the principal executive officer and principal financial officer of INSW to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, OSG, within thirty-five (35) days of the end of any fiscal quarter during which INSW remains OSG’s Subsidiary, shall provide INSW with one or more certifications with respect to such disclosure controls and procedures, its internal control over financial reporting and the effectiveness thereof. Such certification(s) shall be provided by OSG (and not by any officer or employee in their individual capacity).

2.13        Solvency and Liquidity. Prior to the Distribution, the Parties shall take all actions as OSG may determine to be reasonably necessary and desirable to provide for the liquidity and solvency of each of the OSG Group and the INSW Group as of immediately after the Distribution, including, without limitation, the transfer of sufficient cash, cash equivalents or other Assets to enable INSW and the INSW Group and OSG and the OSG Group to be reasonably capitalized for the operation of their respective businesses and to pay their respective liabilities, including contingent and other liabilities, as they mature.

2.14        Disclaimer of Representations and Warranties. EACH OF INSW (ON BEHALF OF ITSELF AND EACH MEMBER OF THE INSW GROUP) AND OSG (ON BEHALF OF ITSELF AND EACH MEMBER OF THE OSG GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR

26

FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

Article III
THE DISTRIBUTION

3.1          Sole and Absolute Discretion; Cooperation.

(a)          OSG shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution, or to be effected in connection with the Distribution, and the timing and conditions to the consummation of the Distribution and any such transaction(s) and/or offering(s). In addition, OSG may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution and any such transaction(s) and/or offering(s), including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit OSG’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b)          INSW shall cooperate with OSG to accomplish the Distribution and shall, at OSG’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of INSW Stock on the Form 10. OSG shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for OSG. OSG and INSW, as the case may be, will provide to the Agent any information required in order to complete the Distribution.

3.2          Actions on or Prior to the Distribution Date. On or prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a)          Contribution. On or prior to the Effective Time, each Party shall and shall cause each of their respective Subsidiaries to take such actions as are necessary to carry out the Contribution.

(b)          Notice to NYSE. OSG shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(c)          INSW Articles of Incorporation and INSW By-laws. On or prior to the Distribution Date, OSG and INSW shall take all necessary actions so that, as of the Distribution Date, the INSW Articles of Incorporation and the INSW By-laws shall become the articles of incorporation and by-laws of INSW, respectively.

27

(d)          INSW Directors and Officers. OSG and INSW shall take all necessary actions so that, as of the Distribution Date, (i) the directors and executive officers of INSW shall be those set forth in the Information Statement mailed to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties, (ii) except those individuals who will continue to serve as members of the OSG Board after the Effective Time, as set forth in the Information Statement mailed to the Record Holders prior to the Distribution Date, each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the OSG Board and/or as an executive officer of OSG and (iii) INSW shall have such other officers as INSW shall appoint.

(e)          NYSE Listing. INSW shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the INSW Stock to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(f)          Securities Law Matters. INSW shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. OSG shall file any Form 8-K or such other materials as may be necessary or advisable pursuant to the requirements of the SEC or federal, state or other applicable securities Laws in connection with Distribution. OSG and INSW shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. OSG and INSW will prepare, and INSW will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which OSG determines are necessary or desirable to effectuate the Distribution, and each of OSG and INSW shall use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. OSG and INSW shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the U.S. (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(g)          Mailing of Information Statement. OSG shall, as soon as is reasonably practicable after the Form 10 is declared (or otherwise becomes) effective under the Exchange Act and the OSG Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders.

(h)          The Distribution Agent. OSG shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(i)           Stock-Based Employee Benefit Plans. OSG and INSW shall take all actions as may be necessary to prepare for the approval of the grants of adjusted equity awards by OSG (in respect of OSG Common Stock) and INSW (in respect of INSW Stock) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act; it being understood that INSW stock-based employee benefit plans shall be approved by OSG prior to the Distribution but that any OSG grant adjustments or making of new INSW grants shall occur at the times determined under the Employee Matters Agreement.

28

3.3          Conditions to the Distribution.

(a)          The consummation of the Distribution will be subject to the satisfaction, or waiver by OSG in its sole and absolute discretion, of the following conditions:

(i)          The Separation and the Contribution shall have been completed in accordance with this Agreement and the Contribution Agreement, except for such steps (if any) as OSG in its sole discretion shall have determined need not be completed before the Effective Time.

(ii)         The SEC shall have declared effective the Form 10 (or the Form 10 shall otherwise have become effective), no order suspending the effectiveness of the Form 10 shall be in effect and no proceedings for such purposes shall have been instituted or threatened by the SEC.

(iii)        The Information Statement shall have been mailed to Record Holders.

(iv)        OSG shall have received the Tax Opinion, in form and substance satisfactory to OSG in its sole discretion.

(v)         All Approvals or Notifications required in connection with the transactions contemplated hereby shall have been received and shall be in full force and effect.

(vi)        The OSG Board shall have received an opinion from a nationally recognized appraisal, valuation and investment banking firm, in form and substance satisfactory to the OSG Board in its sole discretion, regarding: (A) the solvency of each of OSG and INSW after the Contribution, Separation and Distribution and (B) the existence of surplus after OSG has made the Distribution.

(vii)       The transfer of the Assets (other than any Delayed Asset) and Liabilities (other than any Delayed Liability) contemplated to be transferred from a Party (or the relevant member of its Group) to the other Party (or the relevant member of its Group) on or prior to the Distribution shall have occurred as contemplated by Section 2.1.

(viii)      The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, shall have become effective or been accepted.

(ix)         Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(x)          No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect.

29

(xi)         The INSW Stock to be distributed to the OSG securityholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(xii)        No other events or developments shall exist or shall have occurred that, in the judgment of the OSG Board, in its sole and absolute discretion, make it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b)          The foregoing conditions are for the sole benefit of OSG and shall not give rise to or create any duty on the part of OSG or the OSG Board to waive or not waive any such condition or in any way limit OSG’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the OSG Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties. If OSG waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4         The Distribution.

(a)          Subject to Section 3.3, on or prior to the Effective Time, OSG will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding INSW Stock as is necessary to effect the Distribution, and shall cause the transfer agent for the OSG Common Stock to instruct the Agent to distribute at the Effective Time the appropriate number of INSW Stock to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. The Distribution shall be effective at the Effective Time.

(b)          Subject to Section 3.3 and Section 3.4(c), each Record Holder will be entitled to receive in the Distribution a number of whole INSW Stock equal to, (i) in the case of a holder of OSG Common Stock as of the Record Date, the number of OSG Common Stock held on the Record Date multiplied by the Distribution Ratio and (ii) in the case of a Warrant Holder as of the Record Date, the Distribution Ratio multiplied by each share of OSG Common Stock such Warrant Holder would have received if he, she or it had exercised its OSG Warrants immediately prior to the Distribution.

(c)          No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional shares interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of INSW. In lieu of any such fractional shares, each Record Holder that, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a INSW Stock pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, OSG shall direct the Agent to determine the number of whole and fractional INSW Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of the Record Holders that otherwise would be entitled to receive fractional share interests (with the Agent, in

30

its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of OSG, INSW or the Agent will be required to guarantee any minimum sale price for the fractional INSW Stock sold in accordance with this Section 3.4(c). Neither OSG nor INSW will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of OSG or INSW. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c), “Record Holder” shall mean the person by whom the OSG Common Stock is “held of record” within the meaning of Rule 12g5-1 under the Exchange Act.

(d)          Any INSW Stock or cash in lieu of fractional shares with respect to INSW Stock that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to INSW, and INSW shall hold such INSW Stock for the account of such Record Holder, and the Parties agree that all obligations to provide such INSW Stock and cash, if any, in lieu of fractional share interests shall be obligations of INSW, subject in each case to applicable escheat or other abandoned property Laws, and OSG shall have no Liability with respect thereto.

(e)          Until the INSW Stock are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, INSW will regard the Persons entitled to receive such INSW Stock as record holders of INSW Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. INSW agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the INSW Stock then held by such holder and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the INSW Stock then held by such holder in the form of a book-entry statement from the Agent.

(f)          Notwithstanding anything in this Agreement to the contrary, if OSG is required to withhold any amount otherwise distributable to a Record Holder in the Distribution under the Code, OSG, the Agent or any Person that is a withholding agent under applicable Law shall be entitled to deduct and withhold the amount required to be withheld (“Required Withholding Amount”) by (i) reducing to cash a sufficient portion of the INSW Stock that such Record Holder would otherwise receive in the Distribution or (ii) withholding from other property held in such Record Holder’s account with the withholding agent.  For the purpose of Section 3.4(f)(i), OSG shall be entitled to direct the Agent or any withholding agent, as applicable, to sell the number of INSW Stock otherwise distributable to the Record Holder that is sufficient to cover the Required Withholding Amount in the open market at the then-prevailing prices on behalf of such Record Holder (with the Agent or the withholding agent, as applicable, in its sole and absolute discretion, determining when, how and through which broker -dealer and at what price to make such sales) and to use the proceeds from such sale to withhold the Required Withholding Amount, after deducting any applicable transfer Taxes and the costs and

31

expenses of such sale, including brokers fees and commissions; provided that, if there is any remaining amount after the application of the proceeds, such remaining amount shall be distributed to the Record Holder in respect of which the Required Withholding Amount was withheld.  Any amount so withheld shall be paid over to the U.S. Internal Revenue Service in the manner prescribed by Law.  Neither the Agent nor the broker-dealers through which such INSW Stock are sold shall be Affiliates of OSG or INSW.  To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Record Holders in respect of which such deduction and withholding was made.

Article IV
MUTUAL RELEASES; INDEMNIFICATION

4.1         Release of Pre-Distribution Claims.

(a)          INSW Release of OSG. Except as provided in Section 4.1(c) and Section 4.1(d), effective as of the Effective Time, INSW does hereby, for itself and each other member of the INSW Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the INSW Group (in each case, in their respective capacities as such), remise, release and forever discharge, (i) OSG and the members of the OSG Group and their respective successors and assigns and (ii)  all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the OSG Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case, from (A) all INSW Liabilities and (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and any other transactions contemplated by this Agreement and the Ancillary Agreements.

(b)          OSG Release of INSW. Except as provided in Section 4.1(c) and Section 4.1(d), effective as of the Effective Time, OSG does hereby, for itself and each other member of the OSG Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the OSG Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) INSW and the members of the INSW Group, and their respective successors and assigns and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the INSW Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case, from (A) all OSG Liabilities and (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and any other transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that any costs incurred after the Effective Time (other than the amount of any actual fine that may be imposed, which shall be for the account of OSG) arising from or in connection with satisfaction, settlement, discharge and release of a claim the SEC has or could assert against the OSG Group related to tax issues raised in OSG’s October 22, 2012 Form 8-K shall be allocated between OSG and INSW in the manner specified in Schedule 4.1(b).

32

(c)          Obligations Not Affected. Nothing contained in Section 4.1(a) or Section 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreement, arrangement, commitment or understanding that is specified in Section 2.7(b) (or the applicable Schedules thereto) as agreements, arrangements, commitments or understandings that do not terminate as of the Effective Time, with such enforcement to occur in each case in accordance with its terms.

(d)          Nothing contained in Section 4.1(a) or Section 4.1(b) shall release (i) any member of the OSG Group from honoring its existing obligations to indemnify any director, officer or employee of INSW who was a director, officer or employee of any member of the OSG Group or INSW Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations and (ii) any member of the INSW Group from honoring its existing obligations to indemnify any director, officer or employee of OSG who was a director, officer or employee of any member of the OSG Group or INSW Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations.

(e)          No Claims. INSW shall not make, and shall not permit any member of the INSW Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against OSG or any other member of the OSG Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). OSG shall not make, and shall not permit any other member of the OSG Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against INSW or any other member of the INSW Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(f)          Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each other member of its respective Group to execute and deliver releases reflecting the applicable provisions of this Section 4.1.

4.2        Indemnification by INSW. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, INSW shall, and shall cause the other members of the INSW Group to, indemnify, defend and hold harmless OSG, each member of the OSG Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “OSG Indemnitees”), from and against any and all Liabilities of the OSG Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)          any INSW Liability;

(b)          the New York Lease;

33

(c)          any failure of INSW, any other member of the INSW Group or any other Person to pay, perform or otherwise promptly discharge any INSW Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(d)          any breach by INSW or any other member of the INSW Group of this Agreement or any of the Ancillary Agreements;

(e)          except to the extent it relates to a OSG Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the INSW Group by any member of the OSG Group that survives following the Distribution (including, for the avoidance of doubt, any Continuing OSG Guarantee); and

(f)          any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if INSW shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in Section 4.3(e).

4.3         Indemnification by OSG. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, from and after the Effective Time, OSG shall, and shall cause the other members of the OSG Group to, indemnify, defend and hold harmless INSW, each member of the INSW Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “INSW Indemnitees”), from and against any and all Liabilities of the INSW Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)          any OSG Liability;

(b)          any failure of OSG, any other member of the OSG Group or any other Person to pay, perform or otherwise promptly discharge any OSG Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)          any breach by OSG or any other member of the OSG Group of this Agreement or any of the Ancillary Agreements;

(d)          except to the extent it relates to a INSW Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the OSG Group by any member of the INSW Group that survives following the Distribution; and

(e)          any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in OSG’s

34

name in the Form 10, the Information Statement (as amended or supplemented if INSW shall have furnished any amendments or supplements thereto) or any other Disclosure Document.

4.4         Indemnification Obligations Net of Insurance Proceeds and Other Amounts; Other Matters Relating to Indemnification.

(a)          The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)          The Parties agree that it is their intent that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

4.5         Procedures for Indemnification of Third-Party Claims.

(a)          Notice of Claims. If, at or following the Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the INSW Group or the OSG Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with

35

respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or Section 4.3, or any other section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within twenty-one (21) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b)          Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c)          Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), the Indemnitee may conduct and control the defense of such Third-Party Claim at the cost and expense of the Indemnifying Party.

(d)          Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel

36

(including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e)          No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is (i) solely for monetary damages that the Indemnifying Party has acknowledged that it will be responsible for, (ii) does not involve any finding or determination of wrongdoing or violation of Law by the other Party or another member of its Group and (iii) provides for a full, unconditional and irrevocable release of the other Party and the other members of its Group from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

4.6         Right of Contribution. With respect to any Liability for which an Indemnitee is entitled to indemnification hereunder arising out of or related to information contained in the Disclosure Documents or other securities Law filing, if the indemnification provided for in Section 4.2(f) and Section 4.3(e) is unavailable for any reason to an Indemnitee (other than due to failure to provide notice with respect to any Third-Party Claims in accordance with Section 4.5(a)), in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall, in accordance with this Section 4.6, contribute to such Liability incurred, paid or payable by such Indemnitee as a result of such Liability in such proportion as is appropriate to reflect the relative fault of INSW and each member of the INSW Group, on the one hand, and OSG and each other member of the OSG Group, on the other hand, in connection with the circumstances which resulted in such Liability. Relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact relates to information supplied by the INSW Business or a member of the INSW Group, on the one hand, or the OSG Business or a member of the OSG Group, on the other hand.

4.7         Additional Matters.

(a)          Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the indemnification or contribution amount to which the Indemnitee is entitled under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, and such demand shall include reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of

37

any Indemnitee and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)          Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party within thirty (30) days of such determination; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is actually prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.7(b). If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such Indemnifying Party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)          Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

4.8         Covenant Not to Sue or Assert Defense. Each Party hereby covenants and agrees that none of it, the other members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that (a) the assumption or retention of any OSG Liabilities by OSG or a member of the OSG Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the assumption or retention of any INSW Liabilities by INSW or a member of the INSW Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9         Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10       Survival of Indemnities. The rights and obligations of each of INSW and OSG and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment

38

by it of any liabilities or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the other members of its Group.

4.11      Real Property Transfer Documents. Notwithstanding anything to the contrary in any of the Transfer Documents entered into in connection with the transfer of Real Property, no warranty or any other provision contained therein shall act to increase either Party’s Liability beyond as set forth in this Agreement.

Article V
INSURANCe

5.1         Cooperation With Respect to Insurance Matters. OSG and INSW agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time. In no event shall any member of either Group have Liability or obligation whatsoever to any member of the other Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the other Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

5.2         Access to Insurance Policies.

(a)          From and after the Effective Time, with respect to any losses, damages and Liability incurred by any member of either Group prior to the Effective Time, the other Party, will provide the requesting Party with access to, and such requesting Party may, upon ten (10) days’ prior written notice to the other Party, make claims under, the other Party’s insurance policies in place immediately prior to the Effective Time and the other Party’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the requesting Party prior to the Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including but not limited to any limits on coverage or scope, and any deductibles, self-insured retentions, retrospectively rated insurance plans and other fees and expenses, and shall be subject to the following additional conditions:

(i)          The requesting Party shall report any claim to the other Party as promptly as reasonably practicable, and in any event in sufficient time so that such claim may be made in accordance with the policies’ terms and conditions;

(ii)         The requesting Party and the other members of its Group shall be responsible for making payments directly to insurers where possible, and shall indemnify, hold harmless and reimburse the other Party and the members of its Group for any deductibles, self-insured retention, retrospective premium payments, and fees and expenses incurred by any member of such Group to the extent resulting from any access to, or any claims made by the requesting Party or any other members of its Group under, any insurance provided pursuant to this Section 5.2, including claims previously reported and any indemnity payments, settlements, judgments, legal fees and allocated claims

39

expenses and claim handling fees, whether such claims are made by a member of the requesting Party’s Group, employees or Third Parties; and

(iii)        The requesting Party shall exclusively bear (and no member of the other Party’s Group shall have any obligation to repay or reimburse any member of the such requesting Party’s Group for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by any member of the requesting Party’s Group under the policies as provided for in this Section 5.2. In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the requesting Party’s Group, on the one hand, and the other Party’s Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to the other Party’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that either Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to the other Party’s insurance carrier(s), the other Party shall promptly pay the first Party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, the other Party may elect not to reinstate the policy aggregate. In the event that the other Party elects not to reinstate the policy aggregate, it shall provide prompt written notice to the requesting Party, and the requesting Party may direct the other Party in writing to, and the other Party shall, in such case, reinstate the policy aggregate; provided that the requesting Party shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.

(b)          No member of the requesting Party’s Group, in connection with making a claim under any insurance policy of any member of the other Party’s Group pursuant to this Section 5.2, shall take any action that would be reasonably likely to (i) have an adverse impact on the then-current relationship between any member of the other Party’s Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by any member of the other Party’s Group under the applicable insurance policy or (iii) otherwise compromise, jeopardize or interfere with the rights of any member of the other Party’s Group under the applicable insurance policy, provided that, for avoidance of doubt that this Section 5.2(b) shall not preclude or otherwise restrict any member of the requesting Party’s Group from reporting claims to insurers in the ordinary course of business.

(c)          This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the other Party’s Group in respect of any insurance policy or any other contract or policy of insurance.

(d)          Each Party does hereby, for itself and each other member of the its Group, agree that no member of the other Group shall have any Liability whatsoever as a result of the insurance policies and practices of the members of the other Party’s Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

40

5.3         INSW Insurance Policies. Except as provided in Section 5.2, from and after the Effective Time, no member of a Group shall have any rights to or under any of the insurance policies of any member of the other Group. At the Effective Time, the members of the INSW Group shall have in effect all insurance programs required to comply with the INSW Group’s contractual obligations and such other insurance policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to the INSW Business. Such insurance programs shall include, among other programs: hull and machinery, deviation, protection and indemnity, freight, demurrage and defense, comprehensive charterers’ liability, fidelity guarantee (crime), general liability/property damage, non-owned aircraft liability, international carrier bond, importer/broker bond, war risks (hull and increased value), owners and manager’s errors and omissions, loss of hire, special risks, state act / workers’ compensation, United States Longshore and harbor worker’s cover, crime policy and social responsibility insurance.

5.4         Payments and Reimbursements. All payments and reimbursements by the requesting Party pursuant to Section 5.2 will be made within fifteen (15) days after the requesting Party’s receipt of an invoice therefor from the other Party. In the event that the requesting Party makes payments to insurance companies directly, then the requesting Party shall make payments in compliance with the requirements and policies and procedures with respect to insurance payments in effect prior to the Effective Time. If the other Party incurs costs to enforce the requesting Party’s obligations herein, the requesting Party agrees to indemnify and hold harmless the other Party for such enforcement costs, including reasonable attorneys’ fees pursuant to Section 4.7. The other Party shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Liabilities and/or claims the requesting Party has made or could make in the future. No member of the requesting Party’s Group shall, without the prior consent of the other Party or otherwise as expressly permitted under this Agreement, erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with such other Party’s insurers with respect to any of such other Party’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. The requesting Party shall cooperate with the other Party and share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters as it deems appropriate. No member of the other Party’s Group shall have any obligation to secure extended reporting for any claims under any Liability policies of any member of such Group for any acts or omissions by any member of the requesting Party’s Group incurred prior to the Effective Time.

5.5         Directors and Officers Policies.

(a)          Effective on the Distribution Date, the existing Directors and Officers liability insurance policy covering directors and officers of the OSG Group and the INSW Group will be converted to Directors and Officers liability insurance policies having reasonable and customary Side A, Side B and Excess Side A Difference in Conditions coverage and having a policy period incepting on the Distribution Date, and ending on a date that is six years after the inception date (“D&O Tail Policies”). OSG will bear fifty percent (50%) and INSW will bear

41

fifty percent (50%) of the expense of the D&O Tail Policies. Such D&O Tail Policies shall cover INSW and the insured persons of INSW prior to the Distribution Date and shall have material terms and conditions no less favorable than those contained in the policies comprising the OSG Directors and Officers liability insurance program incepting on September 30, 2016, except for the policy period, premium and provisions excluding coverage for wrongful acts post-dating the Distribution Date. Each of the OSG Group and the INSW Group shall be responsible for obtaining its own Directors and Officers liability insurance policy for acts or omissions occurring on or after the Distribution Date.

(b)          Subject to Article V, OSG shall pay fifty percent (50%) and INSW shall pay fifty percent (50%) of any D&O Tail Policy deductible (or retention, as the case may be) on Side B coverage (or retention as the case may be).

Article VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1         Agreement for Exchange of Information.

(a)          Subject to Section 6.9 and any other applicable confidentiality obligations, each of INSW and OSG, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the other members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor from the other Party or its Group members, any Information (or a copy thereof) in the possession or under the control of such first Party or its Group members to the extent that (i) such Information relates to the OSG Business, or any OSG Asset or OSG Liability, if a member of the OSG Group is the requesting Party, or to the INSW Business, or any INSW Asset or INSW Liability, if a member of the INSW Group is the requesting Party, (ii) such Information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement or (iii) such Information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of Information could be detrimental to the Party providing the Information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence.  The Party providing Information pursuant to this Section 6.1 shall only be obligated to provide such Information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

(b)          Without limiting the generality of the foregoing, until the first INSW fiscal year end occurring after the Effective Time (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s Information requests

42

to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, quarterly and annual filings, proxy statements, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

6.2         Ownership of Information. The provision of any Information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such Information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such Information except as set forth in Section 6.11(b) and Section 6.11(c).

6.3         Compensation for Providing Information. Except as set forth in Section 6.7 with respect to production of witnesses and records in connection with certain Actions, the Party requesting Information shall not be required to pay or reimburse the other Party for the cost of creating, gathering, copying, transporting and otherwise complying with a request with respect to such Information (including those expenses incurred in any review of Information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested Information); provided, however, that the Party requesting Information shall be required to pay or reimburse the other Party for such costs in connection with any request resulting in a significant burden on the other Party, involving an unusually high volume of requested Information, or otherwise arising outside the ordinary course of such requests.

6.4         Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own Information, to retain all Information in their respective possession or control at the Effective Time until the latest of, as applicable, (a) the expiration of the applicable statute of limitations, (b) the date on which such Information is no longer required to be retained in accordance with the policies of OSG as in effect at the Effective Time or such other policies as may be adopted by OSG after the Effective Time (provided, in the case of INSW, that OSG notifies INSW of any such change), (c) the concluding date of any period during which such Information relates to a pending or threatened Action that is known to members of either the INSW Group or the OSG Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire and (d) the concluding date of any period during which the destruction of such Information could interfere with a pending or threated investigation by a Governmental Authority that is known to members of the INSW Group or OSG Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; provided that with respect to any pending or threatened

43

Action arising after the Distribution, Section 6.4(c) applies only to the extent that whichever member of the INSW Group or the OSG Group, as applicable, is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” by the other Party of the relevant pending or threatened Action. Notwithstanding the foregoing, Section 9.01 of the Employee Matters Agreement will govern the retention of employment and benefits related records.

6.5           Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence or willful misconduct by the Party providing such Information. Neither Party shall have any Liability to the other Party if any Information is destroyed after commercially reasonable efforts by such first Party to comply with the provisions of Section 6.4.

6.6         Other Agreements Providing for Exchange of Information.

(a)          The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

(b)          Any party that receives, pursuant to a request for Information in accordance with this Article VI, Tangible Information that is not relevant to its request shall (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7         Production of Witnesses; Records; Cooperation. After the Effective Time, except in the case of an adversarial Action or Dispute between INSW and OSG, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or other member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith. Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

6.8         Privileged Matters.

(a)          Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the respective members of the INSW

44

Group and the OSG Group, and that each of the respective members of the INSW Group and the OSG Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith.

(b)          Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the INSW Group or the OSG Group, as the case may be. With respect to such services, the Parties agree as follows:

(i)          INSW shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the INSW Business that constitute INSW Assets and not to the OSG Business that constitute OSG Assets, whether or not the Privileged Information is in the possession or under the control of any member of the INSW Group or any member of the OSG Group. INSW shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any INSW Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the INSW Group or any member of the OSG Group; and

(ii)         OSG shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the OSG Business that constitute OSG Assets and not to the INSW Business that constitute INSW Assets, whether or not the Privileged Information is in the possession or under the control of any member of the OSG Group or any member of the INSW Group. OSG shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any OSG Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the OSG Group or any member of the INSW Group.

(iii)        If the Parties do not agree as to whether certain Information is Privileged Information, then such Information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such Information unless the Parties otherwise agree.  The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates (A) solely to the INSW Business, (B) solely to the OSG Business or (C) to both.

(c)          Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such

45

shared privilege or immunity may be waived by either Party without the consent of the other Party (which shall not be unreasonably withheld).

(d)          If any Dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Group, each Party agrees that it shall (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party and (iii) not unreasonably withhold consent to any request for waiver by the other Party.  Each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e)          In the event of any adversarial Action or Dispute between INSW and OSG, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c), provided that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the Action or Dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f)          Upon receipt by either Party, or by any other member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than ten (10) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)          Any furnishing of, or access or transfer of, any Information pursuant to this Agreement is made in reliance on the agreement of INSW and OSG set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h)          In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable other members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and

46

immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9         Confidentiality.

(a)          Confidentiality. Subject to Section 6.10, from and after the Effective Time, each of INSW and OSG, on behalf of itself and each other member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to OSG’s confidential and proprietary Information pursuant to policies in effect as of the Effective Time, all confidential and proprietary Information concerning any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary Information in its possession prior to the date hereof) or furnished by any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary Information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by any member of such first Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such first Party (or any other member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary Information or (iii) independently developed or generated without reference to or use of any proprietary or confidential Information of any member of such first Party’s Group. If any confidential and proprietary Information of one Party or any other member of its Group is disclosed to any member of the other Party’s Group in connection with providing services to any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary Information shall be used only as required to perform such services.

(b)          No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any Information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either return to the other Party all such Information in that is Tangible Information (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

(c)          Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary Information of, or personal Information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and a

47

member of the other Party’s Group, on the other hand, prior to the Effective Time or (ii) that, as between the two Parties, was originally collected by a member of the other Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the other members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or personal Information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

6.10       Protective Arrangements. In the event that a Party or any other member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide Information of any member of the other Party’s Group that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such Information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed, in each case to the extent legally permitted.

6.11       Intellectual Property Matters.

(a)          Name Change Obligation. Except as otherwise expressly provided herein or as set forth in Schedule 6.11(a), OSG is not conveying ownership rights or granting INSW a license to use the OSG Name and OSG Marks and, after the Effective Time, INSW shall not use in any manner the OSG Name and OSG Marks or any word that is likely to cause confusion therewith. Notwithstanding the foregoing, OSG hereby grants INSW a limited, revocable, non-exclusive license to use the OSG Name and OSG Marks by INSW in connection with existing marketing, promotional and sales materials, stationary, letterhead, business cards, signs, advertisements, vessel and equipment markings, invoices, purchase orders and forms, provided that INSW cease such use of the OSG Name and OSG Marks on the first commercially reasonable opportunity to do so following the Effective Time; and provided further that INSW’s use of the OSG Name and OSG Marks in connection with the INSW Business will be in compliance with customary industry practices. Notwithstanding the foregoing, INSW hereby covenants and agrees that as soon as reasonably practicable, INSW shall, and shall cause each applicable member of the INSW Group to (i) change its legal name to a name that neither includes the word “OSG”, nor uses the OSG Name and OSG Marks, and (ii) take such actions as

48

may be necessary to cause any INSW Permits held by each such entity to refer to such new legal name and to eliminate the word “OSG” and any references to the OSG Name and OSG Marks.

(b)          Licenses to INSW.

(i)          Subject to Section 6.9, effective as of the Effective Time, OSG does hereby grant INSW and the INSW Group a perpetual, irrevocable, worldwide, nonexclusive, royalty-free, fully paid-up license under the CHOPS Software and under such Software listed on Schedule 6.11(b) to use, copy, reproduce, distribute, modify, display, publish, create derivative works based on and otherwise commercially exploit the CHOPS Software; provided that the foregoing shall not obligate OSG to deliver any further information or tangible materials to INSW (beyond any other requirement in this Agreement). All improvements, enhancements, modifications, inventions, additions, derivative works or upgrades made by INSW to any of the CHOPS Software (“INSW Improvement ”) and any Intellectual Property rights arising therefrom or embodied therein shall be owned exclusively by INSW. INSW shall have no obligation to provide OSG with the physical embodiment of any INSW Improvement.

(ii)         Subject to Section 6.9, effective as of the Effective Time, and excluding any trademarks or service marks, with respect to any Intellectual Property owned by OSG or any member of the OSG Group as of the Effective Time that is used by or necessary to the operation of the INSW Business as of the Effective Time, OSG does hereby, and shall cause the applicable members of the OSG Group to, grant INSW and the INSW Group a perpetual, irrevocable, worldwide, nonexclusive, royalty-free license under such Intellectual Property to use, reproduce, publish, display, perform, make, have made, sell, offer to sell, import or otherwise exploit, solely in connection with the INSW Business, any product, process, work or service; provided that the foregoing shall not obligate OSG to deliver any further information or tangible materials to INSW (beyond any other requirement in this Agreement).

(c)          License to OSG. Subject to Section 6.9, effective as of the Effective Time, and excluding any trademarks or service marks, with respect to any Intellectual Property owned by INSW or any member of the INSW Group as of the Effective Time that is used by or necessary to the operation of the businesses of OSG or any member of the OSG Group as of the Effective Time, INSW does hereby, and shall cause the applicable members of the INSW Group to, grant OSG and the OSG Group a perpetual, irrevocable, worldwide, nonexclusive, royalty-free license under such Intellectual Property to use, reproduce, publish, display, perform, make, have made, sell, offer to sell, import or otherwise exploit, solely in connection with the businesses of OSG or any member of the OSG Group, any product, process, work or service; provided that the foregoing shall not obligate INSW to deliver any further information or tangible materials to OSG (beyond any other requirement in this Agreement).

49

Article VII
DISPUTE RESOLUTION

7.1         Good-Faith Negotiation. Subject to Section 7.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or Ancillary Agreement (including regarding whether any Assets are INSW Assets, any Liabilities are INSW Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Initial Notice”), and within thirty (30) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of vice president and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of such notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by this Section 7.1, the Dispute shall be submitted to mediation in accordance with Section 7.2.

7.2         Mediation. Any Dispute not resolved pursuant to Section 7.1 shall, at the written request of a Party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the then-current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure, except as modified herein. The mediation shall be held in (a) New York, New York or (b) such other place as the Parties may mutually agree in writing. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a Party of a Mediation Request, then a Party may request (on written notice to the other Party), that CPR appoint a mediator in accordance with the CPR Mediation Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Party, except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then the Dispute shall be submitted to binding arbitration in accordance with Section 7.3.

7.3         Arbitration.

(a)          In the event that a Dispute has not been resolved within sixty (60) days of the appointment of a mediator in accordance with Section 7.2, or within ninety (90) days after receipt

50

by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration pursuant to the CPR Mediation Procedure. The arbitration shall be held in the same location as the mediation pursuant to Section 7.2. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.3 will be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $2 million, or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $2 million or more.

(b)          If the arbitration will be before a panel of three (3) arbitrators, the arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the CPR Arbitration Procedure. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator will be appointed pursuant to the CPR Arbitration Procedure. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request. If the Parties cannot agree on a sole independent arbitrator, then upon written application by either Party, the sole independent arbitrator will be appointed pursuant to the CPR Arbitration Procedure.

(c)          The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which it (or they) deem(s) proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, consequential, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of mediation or arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings.

7.4         Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1, Section 7.2 and Section 7.3 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the

51

periods specified in Section 7.2 and Section 7.3 if (i) such Party has submitted a Mediation Request or Arbitration Request, as applicable, and the other Party has failed, within the applicable periods set forth in Section 7.3, to agree upon a date for the first mediation session to take place within thirty (30) days after the appointment of such mediator or such longer period as the Parties may agree to in writing or (ii) the other Party has failed to comply with Section 7.3 in good faith with respect to commencement and engagement in arbitration. In such event, the first Party may commence and prosecute such arbitration unilaterally in accordance with the CPR Arbitration Procedure.

7.5         Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the other members of their respective Group to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

Article VIII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1         Further Assurances.

(a)          In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)          Without limiting the foregoing, prior to, at and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the OSG Assets and the INSW Assets and the assignment and assumption of the OSG Liabilities and the INSW Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

52

(c)          On or prior to the Effective Time, INSW and OSG in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by INSW, OSG or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

8.2         Non-Solicitation; No Hire; Non-Compete.

(a)          From the Effective Time until the date that is eighteen (18) months after the Effective Time, each Party shall not, and shall cause the members of its Group not to, without the prior written consent of the other Party (which consent may be withheld for any reason), directly or indirectly, (i) hire or solicit for employment any employee of such other Party or (ii) induce or encourage any such employee to no longer be employed by such other Party; provided, however, that nothing in this Section 8.2(a) shall prohibit a Party or the members of its Group from (A) engaging in general solicitations to the public or general advertising not targeted at employees of the other Party, (B) soliciting or hiring any employee whose employment has been terminated by the other Party following the Effective Time or (C) soliciting or hiring any employee whose employment with the other Party has been terminated by the employee following the Effective Time (but only after at least ninety (90) days have passed since the date of termination of employment).

(b)          From the Effective Time until the date that is one (1) year after the Effective Time, each Party shall not, and shall cause the members of its Group not to, without the prior written consent of the other Party (which consent may be withheld for any reason), directly or indirectly, (i) engage in a Competing Business anywhere in the Restricted Territory, (ii) own any equity interest, or operate, control or participate (including as a joint venture partner, agent, representative, consultant or lender) in any Person that engages directly or indirectly in a Competing Business in the Restricted Territory (subject to any such relationship existing on the date of this Agreement), (iii) solicit any customers (or potential customers) of a Competing Business or (iv) intentionally interfere with the business relationships between a Competing Business and any of its customers or suppliers. For purposes of this Agreement, (x) “Competing Business”, means, (A) with respect to OSG as the restricted Party and INSW as the other Party, ownership and operation of a fleet of oceangoing vessels engaged primarily (1) in the transportation of crude oil and/or petroleum products in the International Flag trades, (2) in the businesses of the INSW JVs or (3) International Flag lightering, including full service lightering in the Caribbean, Panama, the Gulf of Mexico and the West Coast of the U.S. and (B) with respect to INSW as the restricted Party and OSG as the other Party, ownership and operation of a fleet of oceangoing vessels engaged primarily in the transportation of crude oil and/or petroleum products in the Jones Act trades, and (y) “Restricted Territory” means the oceans of the world, but for the avoidance of doubt, excluding inland “brown water” trade in the U.S.

(c)          Notwithstanding anything herein to the contrary, the prohibitions in Section 8.2 shall not apply to:

(i)          any acquisition (whether through the acquisition of assets, securities or other ownership interests or a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction) by a

53

Party or any member of its Group of all or any part of a business or Person that is engaged in a Competing Business where the revenues of the acquired Competing Business represent no more than ten percent (10%) of the aggregate consolidated revenues of such acquired business or Person, as applicable, for such business’s or Person’s most recently completed fiscal year;

(ii)         the ownership by a Party or any member of its Group, directly or indirectly, of less than five percent (5%) of any class of the securities of any Person traded on a national or international securities exchange; or

(iii)        the conduct by a Party and any member of its Group of oceangoing vessels engaged primarily in the transportation of crude oil and petroleum products operating internationally in the U.S. Maritime Security Program or the U.S. Military Sealift Command in a manner generally consistent with the manner in which such business is conducted or could be conducted as of the date hereof.

(b)          In the event that a Party or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, such Party shall cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 8.2.

(c)          Each Party acknowledges that (i) the covenants set forth in this Section 8.2 are an essential element of this Agreement and that, but for these covenants, the Parties would not have entered into this Agreement, and (ii) this Section 8.2 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement, any Ancillary Agreement or any other document contemplated by this Agreement.

(d)          It is the intention of the Parties that if any restriction or covenant contained in this Section 8.2 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restriction or covenant shall not be construed to be null, void and of no effect, but to the extent such restriction or covenant would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 8.2 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 8.2) that would be valid and enforceable under such applicable Law.

8.3         Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to Prime Rate plus two percent (2%) percent.

54

8.4         Inducement. INSW acknowledges and agrees that OSG’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by INSW’s covenants and agreements in this Agreement and the Ancillary Agreements, including the assumption by members of the INSW Group of the INSW Liabilities to be assumed by them pursuant to the Separation and the provisions of this Agreement and INSW’s covenants and agreements contained in Article IV.

8.5         Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

Article IX
TERMINATION

9.1         Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by OSG, in its sole and absolute discretion, without the approval or consent of any other Person, including INSW. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2         Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

Article X
MISCELLANEOUS

10.1       Counterparts; Entire Agreement; Corporate Power.

(a)          This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

(b)          This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement among the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the Parties other than those set forth or referred to herein or therein.

55

(c)          OSG represents on behalf of itself and each other member of the OSG Group, and INSW represents on behalf of itself and each other member of the INSW Group, as follows:

(i)          each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)         this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof and thereof.

(d)          Each Party acknowledges that it, each of the other Parties and each other party to an Ancillary Agreement is executing this Agreement and certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Parties at any time, it will as promptly as reasonably practicable cause this Agreement and each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2       Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of laws principles of the State of New York including all matters of validity, construction, effect, enforceability, performance and remedies.

10.3       Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that none of the Parties may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Parties hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a Party’s rights and

56

obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Parties. Nothing herein is intended to, or shall be construed to, prohibit any Party or any member of its Group from being party to or undertaking a change of control.

10.4       Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any OSG Indemnitee or INSW Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and any other parties thereto are not intended to confer upon any Person except the Parties (and such other parties) any rights or remedies hereunder or thereunder and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5       Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to OSG, to:

Overseas Shipholding Group, Inc.

Two Harbour Place

302 Knights Run Avenue, Suite 200

Tampa, Florida 33602

Attention: Legal Department

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Jeffrey D. Karpf

If to INSW, to:

International Seaways, Inc.

600 Third Avenue, 39th Floor

New York, New York 10016

Attention: Legal Department

57

with a copy (prior to the Effective Time) (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Jeffrey D. Karpf

Any Party may, by notice to the other Parties, change the address to which such notices are to be given.

10.6       Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7       Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8       No Set-Off. Except as set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither OSG nor INSW nor any member of either such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9       Publicity. Prior to the Effective Time, each of OSG and INSW shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto.

10.10       Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all costs and

58

expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Distribution, the Form 10 and the consummation of the transactions contemplated hereby and thereby (including third party fees and expenses incurred on a non-recurring basis as a result of such transactions) will be borne fifty percent (50%) by OSG and fifty percent (50%) by INSW.

10.11       Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.12       Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.13       Waivers of Default. Waiver by a Party of any default by any other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.14       Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party that is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.15       Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.16       Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer

59

to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement), (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified, (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement, (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified, (f) the word “or” shall not be exclusive, (g) unless otherwise specified in a particular case, the word “days” refers to calendar days, (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the U.S. or New York, New York, (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified and (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to November 30, 2016.

10.17       Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, no member of the OSG Group, on the one hand, nor any member of the INSW Group, on the other hand, shall be liable to the other under Article IV, or otherwise be liable in connection with this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby, for any punitive, incidental, consequential, special or indirect, exemplary, remote, speculative or similar damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, diminution of value and any damages based on any type of multiple, in each case, in any way arising out of or relating to this Agreement or the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

10.18       Performance. OSG will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the OSG Group. INSW will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the INSW Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.19       Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

60

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

OVERSEAS SHIPHOLDING GROUP, INC.

By:	/s/ Ian T. Blackley
Name:	Ian T. Blackley
Title:	President and Chief Executive Officer

[Signature Page to the Separation and Distribution Agreement]

INTERNATIONAL SEAWAYS, INC.

By:	/s/ Lois K. Zabrocky
Name:	Lois K. Zabrocky
Title:	President

[Signature Page to the Separation and Distribution Agreement]